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                                                                   EXHIBIT 10.45

                          EMPLOYEE RETENTION AGREEMENT

This Employee Retention Agreement (the "Agreement") is entered into between Liberate Technologies, Inc., 2 Circle Star Way, San Carlos, California ("Liberate") and Coleman Sisson ("you") as of January 8, 2001 (the "Effective Date").

RETENTION PAYMENTS. In order to secure your continued services over the course of the next two years, Liberate hereby agrees to pay you the following compensation (the "Retention Payments"), in addition to your regular salary and participation in the Senior Management Bonus Plan, for so long as you remain a Liberate employee:

         Six months from Effective Date:             $ 73,000
         Twelve months from Effective Date:          $109,500
         Fifteen months from Effective Date:         $109,500
         Eighteen months from Effective Date:        $109,500
         Twenty-one months from Effective Date:      $109,500
         Twenty-four months from Effective Date:     $306,600

You will be solely responsible for any taxes that may be incurred as a result of the Retention Payments, and Liberate will withhold applicable taxes from them.

ACCELERATION UPON CHANGE IN CONTROL. Should Liberate experience a Change in Control within the two years following the Effective Date and you are terminated without Cause within twelve months of such Change in Control, Liberate will pay you any unpaid Retention Payments listed above within 30 days. For purposes of this Agreement, a termination of employment without Cause will include any of the following changes made without your express written consent:

         (i) significant reduction of your duties, authority, or responsibilities, including continued employment (or an offer of continued employment) at a level below your current position,

         (ii)   reduction of your base salary;

         (iii)  material reduction of your overall benefits package;

         (iv) material reduction of your performance bonuses, excluding both generally applicable changes to performance objectives and partial or non-payment of bonuses based on the failure to achieve specific performance objectives; or

         (v)    any termination other than for Cause

Cause is defined as: (i) gross negligence or willful misconduct in the performance of your duties to Liberate; (ii) repeated unexplained or unjustified absence from Liberate; (iii) the commission of any act of fraud, embezzlement, or dishonesty with respect to Liberate, (iv) any unauthorized use or disclosure of confidential information or trade secrets of Liberate (or any Liberate Parent or subsidiary), or (v) any other intentional

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misconduct that materially harms the business affairs of Liberate (or any parent or subsidiary). The foregoing provisions and definition shall not be deemed to include all of the acts or omissions that Liberate (or any Liberate parent or subsidiary) may consider as grounds for dismissal or discharge.

Change in Control is defined as: (i) a sale, transfer or disposition of all or substantially all of Liberate's assets or (ii) the consummation of a merger or consolidation of Liberate with or into another entity or any other corporate reorganization, if persons who own less than 50% of Liberate immediately prior to such merger, consolidation, or other reorganization own immediately after such merger, consolidation, or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or other surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity. In addition, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of Liberate's incorporation or to create a holding company that will be owned in substantially the same proportions by the person who held Liberate's securities immediately before such transaction.

LIMITATIONS ON ACCELERATED PAYMENTS IN THE EVENT OF EXTRAORDINARY TAX LIABILITY. If the total compensation from Liberate or its successors to you (including salary, bonuses, and payments under this agreement, but excluding option compensation) would otherwise exceed $1 million in a given tax year, Liberate may defer the excess of such payments over $1 million to the following tax year.

If Liberate's independent external auditors determine that you would receive a greater after-tax benefit if it reduced the amount of the accelerated Retention Payment (for example, due to application of Section 4999 of the Internal Revenue Code relating to "excess parachute payments"), Liberate will reduce the Retention Payment to the amount calculated to provide you with the maximum after-tax value. If Liberate's auditors subsequently determine that the correct amount differs from the amount paid to you, any under- or over-payment will be treated as a loan between the parties, repayable within three months from the notice of the revised determination and bearing interest at the prime rate from the date of the under- or over-payment.

ARBITRATION. The parties waive trial before a judge or jury and agree to arbitrate with the JAMS arbitration service any dispute relating to this agreement or your recruitment, employment, or termination, except for claims relating to worker's compensation benefits, unemployment insurance, or intellectual property rights. The arbitrator's decision will include written findings of fact and law and will be final and binding except to the extent that judicial review of arbitration awards is required by law. The American Arbitration Association's National Rules for the Resolution of Employment Disputes will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense. The arbitrator may award any remedy that would be available from a court of law. You may chose to hold the arbitration either in San Mateo County, California or the county where the you worked when the arbitrable dispute first arose. The parties will share the arbitration costs equally (except that Liberate will pay the arbitrator's fee and any other cost unique to arbitration) and will pay their own attorney's fees except as

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required by law or separate agreement. This Agreement is governed by the laws of the State of California without regard to its conflict-of-law rules.

MUTUAL RELEASE OF CLAIMS. As a condition of entering into this agreement, each party releases the other from any claims against the other or against any affiliated persons or entities. This release includes, but is not limited to, any claims related to your employment with Liberate, and any claims under past or present laws or regulations, including original and amended versions of Title VII of the Civil Rights Act of 1964; the California Fair Employment and Housing Act; the Worker Adjustment and Retraining Notification Act; the California Constitution; the California Worker's Compensation Act; the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Family Medical Leave Act; the Americans with Disabilities Act; and the National Labor Relations Act. You confirm that you are not aware of any such claims.

The parties understand and acknowledge that they may not currently know of losses or claims or may have underestimated the severity of losses. Part of the consideration provided by this Agreement was given in exchange for the release of such claims. The parties hereby waive any rights or benefits under California Civil Code Section 1542, which provides that:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

MISCELLANEOUS. Should you die before receiving any payments otherwise earned under this agreement, Liberate will make such payments to your estate. Other than specifically set forth above, nothing in this Agreement modifies your existing at-will employment relationship with Liberate or otherwise changes the terms of your employment agreement.




/s/ Mitchell Kertzman                        /s/ Coleman Sisson
----------------------------                 -----------------------------------
Mitchell Kertzman                            Coleman Sisson
Chief Executive Officer                      President & Chief Operating Officer
Liberate Technologies                        Liberate Technologies

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